December 29, 1998




MEMBERS OF THE
BOARD OF DIRECTORS
POTLATCH CORPORATION


On December 3, 1998, the Board authorized the amendment of all outstanding stock option agreements to reflect two amendments to the 1995 Stock Incentive Plan as follows:

1. to extend the post-termination exercise period for stock options from 36 months to the full term of the option when board services terminates due to retirement (after five years of service as a Director) or death; and

2. to update the location of the Corporation's office.

If you wish to have the new rules apply to your outstanding nonqualified options, please sign and return the enclosed copy of this letter. These amendments will apply to all nonqualified options held by you on December 3, 1998.

If you agree to these amendments by signing and returning the copy of this letter, Sections 5 and 8 of your outstanding option agreements will be amended to read as follows:

   Section 5. The term of this Option shall end and this Option shall not be exercisable after 10 years from the Date of Grant or, if earlier, upon the termination of Outside Director's services as a director of the Corporation subject to the following provisions:

      (a) If the termination of services is caused by Outside Director's death, this Option, to the extent that it was exercisable under Paragraph 3 of this Agreement at the date of death and had not previously been exercised, may be exercised at any time before the end of the Option Period as specified in the Option Agreement by Outside
      Director's executors or administrators or by any person or persons who shall have acquired this

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                                                 Exhibit (10)(m)(ii)

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      Option directly from Outside Director by bequest or
      inheritance.

      (b) If the termination of services is caused by retirement after five years of service as an Outside Director of the Corporation, this Option, to the extent it was exercisable under Paragraph 3 of this Agreement at the date of such termination and had not previously been exercised, may be exercised at any time before the end of the Option Period as specified in the Option Agreement.

      (c) If the termination of services is for any reason other than death or retirement, this Option, to the extent that it was exercisable under Paragraph 3 of this Agreement at the date of such termination and had not previously been exercised, may be exercised within three months after the date of such termination; provided that in such case the right to call a stock appreciation right as described in Paragraph 4 shall terminate on the date Outside Director's services terminate unless Outside Director requests and the Committee permits the call of the stock appreciation right within three months after the date of such termination. Notwithstanding the foregoing, if the termination of services is for cause, the option shall cease to be exercisable or callable at the time of such termination. The Board shall determine whether Outside Director's services are terminated for cause in accordance with the Corporation's Restated Certificate of Incorporation.

Section 8. Outside Director, or Outside Director's representative, may exercise this Option by giving written notice to the Corporation at Spokane, Washington, attention of the Secretary, specifying the election to exercise the Option, the number of Shares for which it is being exercised and the method of payment for the amount of the Purchase Price of the Shares for which this Option is exercised. Such payment shall be made:

     (a) In United States dollars delivered at the time of exercise;

     (b) Subject to the conditions stated in rules and regulations adopted by the Committee, by the surrender of Shares in good form for transfer, owned by the person exercising this Option and having an aggregate

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     Fair Market Value on the date of exercise equal to the
     Purchase Price; or

     (c) In any combination of Subparagraphs (a) and (b) above, if the total of the cash paid and the Fair
     Market Value of the Shares surrendered equals the Purchase Price of the Shares for which this Option is being exercised.

The notice shall be signed by the person or persons exercising this Option, and in the event this Option is being exercised by the representative of Outside Director, shall be accompanied by proof satisfactory to the Corporation of the right of the representative to exercise the Option. No Share shall be issued until full payment has been made. After receipt of full payment, the Corporation shall cause to be issued a certificate or certificates for the Shares for which this Option has been exercised, registered in the name of the person or persons exercising the Option (or in the name of such person or persons and another person as community property or as joint tenants), and cause such certificate or certificates to be delivered to or upon the order of such person or persons.

If you have any questions regarding the proposed amendments to your nonqualified stock options, please let me know.

Yours very truly,


Betty R. Fleshman
Corporate Secretary


I agree to the foregoing proposed amendments to my non-qualified stock option agreements.


____________________________________    ___________________
          Signature                            Date


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